NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on February 22, 2022, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on February 08, 2022 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The business combination between CITIC Capital Acquisition Corp. and Quanergy Systems, Inc. became effective on February 08, 2022. Each unit, each consisting of one Class A Ordinary Share and one-half of one redeemable Warrant of CITIC Capital Acquisition Corp. was automatically separated into the component security, and, as a result will no longer trade as a separate security. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on February 09, 2022.